As filed with the Securities and Exchange Commission on September 28, 2004

Registration No.      .

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AXS-ONE INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-2966911
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

301 Route 17 North Rutherford, New Jersey	07070
(Address of Principal Executive Offices)	(Zip Code)

AXS-One Inc. 1998 Stock Option Plan and
Stock Option Agreement entered into between the Registrant and William P. Lyons, dated April 28, 2004

(Full Title of the Plan)

Paul Abel Vice President, Secretary and General Counsel AXS-One Inc. 301 Route 17 North Rutherford, New Jersey 07070 (Name and Address of Agent for Service)	Copies to: Charles Dropkin, Esq. Proskauer Rose LLP 1585 Broadway New York, New York 10036 (212) 969-3000

(201) 935-3400
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
Common Stock, par value $0.01 per share	875,850	$2.49	(2)	$2,180,867	(2)	$276.32
Common Stock, par value $0.01 per share	737,175	$2.24		$1,651,272		$209.22
Common Stock, par value $0.01 per share	306,350	$2.05		$628,018		$79.57
Common Stock, par value $0.01 per share	60,000	$2.15		$129,000		$16.34
Common Stock, par value $0.01 per share	20,625	$2.91		$60,019		$7.60
Common Stock, par value $0.01 per share	125,000	$4.21		$526,250		$66.68
						$655.73

(1)                  This Registration Statement covers 125,000 shares of the Registrant’s common stock that are subject to the stock option granted to the Chief Executive Officer as a material inducement for him to accept employment with the Registrant and 2,000,000 additional shares available for issuance under the AXS-One Inc. 1998 Stock Option Plan.  This Registration Statement shall also cover any additional shares of common stock which become issuable under the AXS-One Inc. 1998 Stock Option Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of the Registrant.

(2)                  Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of common stock of the Registrant on September 24, 2004, as reported on the American Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by AXS-One Inc., a Delaware corporation (the “Company” or the “Registrant”), are incorporated by reference herein:

(a)                                  the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Commission on March 30, 2004;

(b)                                 the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, filed with the Commission on May 14, 2004;

(c)                                  the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004, filed with the Commission on August 16, 2004;

(d)                                 the Current Reports on Form 8-K, filed with the Commission on April 8, 2004, April 29, 2004, April 30, 2004, July 30, 2004; and

(e)                                  The Registrant’s Registration Statement on Form 8-A filed with the Commission on November 10, 1997, in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding common stock.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.  Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.           Description of Securities

Not applicable.

Item 5.           Interests of Named Experts and Counsel.

Not applicable.

Item 6.           Indemnification of Directors and Officers.

The Company is incorporated in Delaware.  Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising  under the Securities Act of 1933, as amended (the “1933 Act”). Article Eight of the Registrant’s Fifth Amended and Restated Certificate of Incorporation provides for indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, Registrant has obtained liability insurance for its officers and directors.

Item 7.           Exemption from Registration Claimed.

Not applicable.

Item 8.           Exhibits.

Exhibit No.	Description

4	Instruments Defining Rights of Stockholders. Reference is made to the Registrant’s Registration on Form 8-A filed with the Commission on November 10, 1997, which is incorporated herein by reference.

5	Opinion and consent of Paul Abel, Esq.*

23	Consent of KPMG LLP, Independent Registered Public Accounting Firm.*

24	Power of Attorney (included on signature page).*

* Filed herewith.

Item 9.           Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)                               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rutherford, State of New Jersey on this 28th day of September, 2004.

AXS-ONE INC.

By:	/s/ WILLIAM G. LEVERING III
Name: William G. Levering III
Title: Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitute and appoint William G. Levering III, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in the capacities indicated below, to sign a Registration Statement on Form S-8 of AXS-One Inc. and any and all amendments (including post-effective amendments) thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ WILLIAM P. LYONS	Chairman of the Board of Directors, and Chief Executive Officer	September 28, 2004
William P. Lyons
(Principal Executive Officer)

/s/ WILLIAM G. LEVERING III	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	September 28, 2004
William G. Levering III

/s/ EDWIN T. BRONDO	Director	September 28, 2004
Edwin T. Brondo

/s/ DANIEL H. BURCH	Director	September 28, 2004
Daniel H. Burch

/s/ ROBERT MIGLIORINO	Director	September 28, 2004
Robert Migliorino

/s/ ELIAS TYPALDOS	Vice Chairman , Technology and Director	September 28, 2004
Elias Typaldos

/s/ GENNARO VENDOME	Director	September 28, 2004
Gennaro Vendome

/s/ WILLIAM E. VOGEL	Director	September 28, 2004
William E. Vogel

/s/ ALLAN WEINGARTEN	Director	September 28, 2004
Allan Weingarten

EXHIBIT INDEX

Exhibit No.	Description
4	Instruments Defining Rights of Stockholders. Reference is made to the Registrant’s Registration on Form 8-A filed with the Commission on November 10, 1997, which is incorporated herein by reference.

5	Opinion and consent of Paul Abel, Esq.*

23	Consent of KPMG LLP, Independent Registered Public Accounting Firm.*

24	Power of Attorney (included on signature page).*

* Filed herewith.